News Release	Exhibit 99.1
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Investors:	Debarshi Sengupta	+1 312 861.6933
Media:	Jeff Miller	+1 312 861.6461

JBT Corporation Announces Executive Officer Changes

CHICAGO, December 16, 2013 — John Bean Technologies Corporation (NYSE: JBT) today announced the retirement of Torbjörn Arvidsson, Vice President and Division Manager of JBT FoodTech’s Food Solutions and Services Division, effective July, 2014.

During his 28 years with JBT Corporation and its predecessors, Mr. Arvidsson served in a variety of business development and management roles. With Mr. Arvidsson’s retirement, Steve Smith will assume an expanded role overseeing all of JBT FoodTech’s global operations as Vice President and Division Manager, JBT FoodTech.

The Company also announced John Lee, Vice President and Division Manager, JBT AeroTech, has left JBT to pursue other opportunities. JBT AeroTech will report to Tom Giacomini, President and Chief Executive Officer of JBT Corporation, pending the naming of Mr. Lee’s replacement.

“We appreciate Toby and John’s contributions over their tenure at JBT and wish them success in their future endeavors,” commented Mr. Giacomini.

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JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to the food processing and air transportation industries. JBT Corporation designs, manufactures, tests and services technologically sophisticated systems and products for regional and multi-national industrial food processing customers through its JBT FoodTech segment and for domestic and international air transportation customers through its JBT AeroTech segment. JBT Corporation employs approximately 3,200 people worldwide and operates sales, service, manufacturing and sourcing operations located in over 25 countries. For more information, please visit www.jbtcorporation.com or www.jbtfoodtech.com.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a non-historical nature and are subject to risks and uncertainties that are beyond the Company's ability to control. These risks and uncertainties are described under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission, which may be accessed on the Company's website. The Company cautions shareholders and prospective investors that actual results may differ materially from those indicated by the forward-looking statements.